Exhibit 99.16a

AMENDMENT NO. 1

This AMENDMENT NO. 1, dated as of December 1, 2006 (this “Amendment”), to the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2006 (the “Agreement”), is by and between MORGAN STANLEY MORTGAGE CAPITAL INC., a New York corporation, as purchaser, and QUICKEN LOANS, INC., a Michigan corporation, as seller.

RECITALS

WHEREAS, the parties hereto have entered into the Agreement;

WHEREAS, the parties hereto desire to modify the Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Defined Terms.  Capitalized terms used but not defined in this Amendment having the meaning given to them in the Agreement.

2.           Amendments.

The Agreement is hereby amended by:

(a)           deleting the word “and” before clause (53) in the definition of “Mortgage Loan Schedule” in Section 1 of the Agreement and adding the following new clauses (54) and (55) in such definition:

“(54) a code indicating if the Mortgage Loan is an Option ARM Mortgage Loan; and (55) with respect to each Option ARM Mortgage Loan, (i) a detailed transaction history indicating how all payments were applied; (ii) the total negative amortization amount as of the related Closing Date; (iii) a complete history of all changes to the applicable Mortgage Interest Rate; and (iv) the interest rate used to determine the minimum monthly payment on such Option ARM Mortgage Loan; provided however, items (i) and (iii) may be provided on the Transfer Date if they have not been provided on the Mortgage Loan Schedule.”

(b)           adding the following new defined term to Section 1 of the Agreement:

“Option ARM Mortgage Loan: An Adjustable Rate Mortgage Loan that gives the related Mortgagor the following different payment options each month for a certain period of time: (i) a minimum monthly payment option, (ii) an interest-only payment option or (iii) a full principal and interest payment option which amortizes over a period of 30 years or less.”

(c)           deleting clause (t) of Subsection 9.02 of the Agreement and replacing it with the following:

“(t)           Origination; Payment Terms.  The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority.  Principal payments (or payments, in the case of Option ARM Mortgage Loans) on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan.  The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Rate Cap and the Periodic Rate Floor are as set forth on the related Mortgage Loan Schedule.  The Mortgage Interest Rate is adjusted with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap.  Unless specified on the related Mortgage Loan Schedule as an Option ARM Mortgage Loan, an interest-only loan or a Balloon Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal (except for Option ARM Mortgage Loans and Mortgage Loans that provide for a fixed period of interest-only payments at the beginning of their term) and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization.  With respect to any Option ARM Mortgage Loan or Mortgage Loan that provides for a fixed period of interest-only payments at the beginning of its term, at the end of the option period or such interest-only period, as applicable, the Monthly Payment will be recalculated so as to require Monthly Payments sufficient to amortize the Mortgage Loan fully by its stated maturity date.  Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month.  The Mortgage Loan, by its original terms or any modification thereof, does not provide for amortization beyond its scheduled maturity date.  The Mortgage Loan does not require a balloon payment on its stated maturity date;”

(d)           deleting the word “and” before clause (iii) of Subsection 9.02 of the Agreement and adding new clauses (jjj) and (kkk) thereto:

“(jjj)                      No Negative Amortization.  No Mortgage Loan (other than an Option ARM Mortgage Loan) is subject to negative amortization.  No Option ARM Mortgage Loan permits negative amortization in excess of 115% (110%, with respect to each Option ARM Mortgage Loan secured by Mortgaged Property located in the State of New York) of the original principal balance of such Option ARM Mortgage Loan; and

(kkk)                      Option ARM Mortgage Loans.  With respect to each Option ARM Mortgage Loan, (1) the Seller (or the related servicer on its behalf) either did not provide different payment options after a “teaser period” or, if different payment options were provided, applied each payment received under the Option ARM Mortgage Loan correctly in accordance with Accepted Servicing Practices, and (2) such related Option ARM Mortgage Loans were serviced in accordance with Accepted Servicing Practices and all payment histories are set forth on the Mortgage Loan Schedule that would be required to service the Option ARM Mortgage Loans after the Closing Date in accordance with Accepted Servicing Practices.”

3.           Effects of Amendment.  The provisions of this Amendment shall apply to all of the Mortgage Loans purchased pursuant to the Agreement from and after the date of this Amendment.

4.           Ratification of Agreement.  Except as modified and expressly amended by this Amendment, the Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

5.           Counterparts.  This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.           Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

MORGAN STANLEY MORTGAGE CAPITAL INC.

By:
Name
Title

QUICKEN LOANS, INC.

By:
Name
Title